Exhibit 99.1
Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	May 12, 2005 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS SECOND QUARTER
AND FISCAL FIRST HALF RESULTS

CLEVELAND, OH, May 12 Hickok Incorporated (Nasdaq: HICKA.OB), a Cleveland based supplier of products and services for automotive, locomotive,  and aircraft industries, today reported results for the second quarter and six months ended March 31, 2005.

For the quarter ended March 31, 2005, the Company recorded a net loss of $255,610 or 21 cents per share, compared with net income of $451,378 or 37 cents per share, in the same period a year ago. Sales in the second quarter were $2,842,081, down 52% from $5,871,643 a year ago. Sales a year ago benefited from a large State of Pennsylvania emissions program and no similar program is occurring this year.

In the first fiscal half, the Company reported a net loss of $739,368 or 61 cents per share, compared with  net income of $623,388 or 51 cents per share, in the same period a year ago. Sales were $4,906,972 down 48%, compared to $9,442,052 in last year's first half.

Robert L. Bauman, President and CEO, said that the negative first half operating results were lower than the Company anticipated due primarily to lower first half sales to automotive diagnostic equipment customers. He also noted that second quarter results showed improvement and were close to forecast. In addition, he was cautiously optimistic that the recent introduction of two new automotive diagnostic products will have a positive influence on future revenues. He further stated that the Company continues to invest substantially in an emissions program opportunity and an opportunity to provide an automotive OEM with a proprietary tool that may reduce their warranty expenses substantially. In addition the Company continues to focus on growing its' participation in the automotive diagnostics business. He stated that these focuses would continue to require significant investment by the Company.

Backlog at March 31, 2005 was $1,586,000, a decrease of 46% from the backlog of $2,957,000 a year earlier. The decrease was due primarily to lower orders in automotive diagnostic products of $1,043,000, specifically,  $817,000 for emission products that were largely associated with a State of Pennsylvania emissions program and $226,000 for other aftermarket products. Also contributing to the decrease were reductions of $135,000 for indicators and gauges and $184,000 for training programs. The Company anticipates that most of the current backlog will be shipped in the last half of fiscal 2005.

The Company's financial position remains strong, with current assets of $8,066,197 that are 4.9 times current liabilities, and no long-term debt. Working capital at March 31, 2005 totaled $6,405,859 and shareholder's equity was $9,315,019 or $7.69 per share.

Hickok provides products and services primarily for the automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2005, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		6 MONTHS
Period ended March 31	2005	2004	2005	2004
Net sales	$2,842,081	$5,871,643	$4,906,972	$9,442,052
Income (loss) before Income tax	(387,510)	683,878	(1,120,368)	944,588
Income (recovery of) taxes	(131,900)	232,500	(381,000)	321,200
Net income (loss)	(255,610)	451,378	(739,368)	623,388
Basic income (loss) per share	(.21)	.37	(.61)	.51
Diluted income (loss) per share	(.21)	.36	(.61)	.50
Weighted average shares outstanding	1,211,246	1,219,750	1,212,169	1,219,750